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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

                        Date of Report: January 29, 2004

                             TTR TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                     0-22055                  11-3223672
(State or other Jurisdiction of       (Commission            (IRS Employer No.)
Identification Incorporation)         File Number)

                                4424 16th Avenue
                            Brooklyn, New York 11204
                    (Address of Principal Executive Offices)


                                  718-851-2881
              (Registrant's Telephone Number, including Area Code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

     TTR Technologies, Inc. (hereinafter, "TTR" or the "Company") and Mr. Judah Marvin Feigenbaum, acting Chief Executive Officer and a director ("JMF"), have entered into an agreement (the "Separation Agreement") whereby JMF resigned from all positions held with Company.

     Under the terms of the Separation Agreement, in consideration of releases to the Company, the Company paid to JMF approximately $60,000, less payroll deductions and withholdings. The Company also issued to JMF a five-year option to purchase up to 164,406 shares of the Company's common stock, par value $0.001 (the "Common Stock") at a per share exercise price of $0.56 (a premium to yesterday's closing market price of the Common Stock), subject to cashless exercise provisions. Upon (and subject to) the approval by the Company's stockholders of the Development and Licensing Agreement, dated as of January 6, 2004, entered into by the Company and Lucent Technologies, Inc., and subject to other specified conditions, the Company agreed to remit to JMF an additional payment and to issue options to purchase additional shares of the Company's Common Stock. JMF has agreed to certain restrictions on the sale or other transfer of shares of Common Stock issuable upon exercise of these options.

     The Company is actively interviewing candidates for Chief Executive Officer. Mr. Sam Brill, the Company's Chief Operating Officer, will be supervising the day-to-day operations of the Company pending the appointment of a Chief Executive Officer. No assurance can be provided that the Company will be successful in identifying or retaining such individual on commercially acceptable terms.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

     99.1 Press Release issued on January 29, 2004.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused his report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: January 29, 2004                           TTR TECHNOLOGIES, INC.

                                                   By: /s/ Sam Brill
                                                   ---------------------------
                                                   Sam Brill
                                                   Chief Operating Officer